Exhibit 99.1

         ALIGN TECHNOLOGY REACHES AGREEMENT TO END ORTHOCLEAR LITIGATION

 ORTHOCLEAR TO STOP ACCEPTING CASES, STOP IMPORTING ALIGNERS AND TRANSFER IP TO
                                      ALIGN

    SANTA CLARA, Calif., Sept. 28 /PRNewswire-FirstCall/ -- Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign(R), a proprietary method of straightening teeth without wires or brackets, announced today that it has signed a Binding Settlement Term Sheet with OrthoClear, Inc., OrthoClear Holdings, Inc., and OrthoClear Pakistan Pvt. Ltd. ("OrthoClear") to end all pending litigation between the parties and execute a formal settlement agreement within fifteen days. Effective immediately, OrthoClear will no longer accept new patient cases for treatment. Upon the earlier of the Closing of the formal settlement agreement or October 12, 2006, OrthoClear will consent to the entry of an Exclusion Order by the International Trade Commission (ITC), prohibiting importation of OrthoClear aligners into the United States, and will assign and transfer to Align all intellectual property rights with application to the correction of malocclusion.

    The Binding Settlement Term Sheet includes the following terms:

    -- Effective immediately, OrthoClear will stop accepting new patient cases for treatment;
    -- OrthoClear will consent to the entry of an exclusion order by the United
       States International Trade Commission (ITC), enforced by the United States Customs Service, which prevents OrthoClear from importing its dental aligner products into the U.S., either directly or through a third party;
    -- OrthoClear and Zia Chishti, its CEO, and Charlie Wen, its President, will transfer and assign to Align all intellectual property rights with application to the treatment of malocclusion;
    -- OrthoClear principals Zia Chishti, Charlie Wen, Peter Riepenhausen, and
       Christopher Kawaja will sign 5-year, global non-compete agreements in the field of removable aligner therapy products and related software market;
    -- OrthoClear employees Joe Breeland and Jeff Tunnell will sign 5-year U.S.
       non-compete agreements prohibiting their personal participation in the removable aligner therapy product and related software market;
    -- Align will make Invisalign treatment available to OrthoClear patients in the United States, Canada and Hong Kong at no charge from Align;
    -- The Parties will dismiss all pending litigation against each other and release all related claims;
    -- Align will make a one-time cash payment of $10 million to OrthoClear
       Holdings, Inc.

    "This resolution achieves all of Align's litigation objectives and allows us to fully focus the Company's energies and resources on providing innovative products and excellent service to Invisalign customers," said Thomas M. Prescott, Align President and Chief Executive Officer. "We are particularly committed to helping OrthoClear patients and their doctors minimize disruptions in their treatment by getting started with Invisalign."

    Align will pay OrthoClear an additional $10 million if, at or prior to the Closing of the formal settlement agreement, OrthoClear obtains requisite approval from its shareholders to discontinue all design, manufacture, marketing and sales of removable dental aligners worldwide. If at the Closing OrthoClear does not have the requisite shareholder approval, Align will place $10 million in escrow for a period of 30 days. If OrthoClear obtains and certifies the requisite shareholder approval on or prior to the 30th day, the escrowed amount plus accrued interest will be released to OrthoClear. If OrthoClear does not certify that it has shareholder approval by the 30th day, all escrowed funds will be returned to Align and Align shall have no further payment obligation.

    The Binding Settlement Term Sheet is the result of a settlement conference mandated and supervised by an administrative law judge as part of pre-trial proceedings in the ITC action against OrthoClear. There has been no finding of wrongdoing by any Party or by Joe Breeland, Zia Chishti, Christopher Kawaja, Ross Miller, Peter Riepenhausen, Jeff Tunnell or Charlie Wen.

    Align Technology will host a conference call and web cast on Thursday, September 28, 2006 at 8:30 a.m. EDT / 5:30 a.m. PDT. To access the web cast please visit the Investor Relations section of Align Technology's website at investor.aligntech.com. To access the conference call, please dial +1-201-689-8341 approximately fifteen minutes prior to the start of the call. If you are unable to listen to the call, an archived web cast will be available beginning approximately one hour after the call's conclusion and will remain available through 5:30 p.m. EDT on October 25, 2006. Additionally, a telephonic replay of the call can be accessed by dialing 877-660-6853 with account number 292 followed by # and conference number 215292 followed by #. The replay may be accessed from international locations by dialing +1-201-612-7415 and using the same account and conference numbers referenced above. The telephonic replay will be available through 5:30 p.m. EDT on October 10, 2006.

    About Align Technology, Inc.

    Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

    To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

SOURCE  Align Technology, Inc.
    -0-                             09/28/2006
    /CONTACT: investors, Barbara Domingo of Align Technology, Inc., +1-408-470-1000, or investorinfo@aligntech.com; or Shannon Mangum Henderson of Ethos Communication, Inc., +1-678-540-9222, or align@ethoscommunication.com, for Align Technology/
    /Web site:  http://www.invisalign.com/
    (ALGN)